Exhibit 10.30

AMENDED AND RESTATED

AGREEMENT OF SETTLEMENT

This Amended and Restated Agreement of Settlement (“Agreement”) is entered into this 25th day of June 2013, but effective as of May 8th, 2013 (“Effective Date”) by and among Dov Amir, an individual whose address is 125 S. Rexford Drive, PH #1, Beverly Hills, California 90212 (collectively “Amir”) and Daleco Resources Corporation, Inc, a Nevada corporation whose address is 17 Wilmont Mews, 5th Floor, West Chester, Pennsylvania 19382 (“Daleco”) (hereinafter Amir and Daleco shall sometimes collectively referred to as the “Parties” and individually as a “Party”).

Witnesseth

WHEREAS, Amir holds a note dated July 12, 2011 due December 31, 2015 in the principal amount of $391,154 (“Note”) of which $262,625.17 remains outstanding plus accrued and unpaid interest of $6,567.38 for a total indebtedness of $269,192.55 (“Debt”); and

WHEREAS, Daleco is desirous of satisfying the Debt in its entirety, and

NOW THEREFORE, for good and adequate consideration receipt of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.         Incorporation by Reference. The Parties incorporate herein for all purposes the Witnesseth provisions as though same were set forth herein in their entirety.

2.         Settlement. As of the Effective Date, the Parties agree:

(a)          Daleco shall issue to Amir or his designee a check in the amount of $70,000 representing the principal portion of the Debt.

(b)          Daleco shall issue to Amir or his designee 498,000 shares of the Company’s common stock as full settlement of the remaining accrued and unpaid portion of the Debt of $199,192.55. Amir acknowledges that the certificate or certificates representing the shares of stock issuable pursuant to this Paragraph 2(b) shall be stamped or otherwise imprinted with a legend substantially in the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT.”

3.         Satisfaction. Amir agrees to accept the consideration set forth in Paragraph 2, Settlement, above in full and complete satisfaction of the Debt and any and all claims or causes of action due and owing, or which Amir may claim to be due and owing from Daleco, of whatever type or kind arising out of the Note or the transaction which gave rise to the Note.

4.         Cashless Exercise of Options. Parties agree that, at any time prior to the option expiration date of December 20, 2014, Amir may elect to receive, without the payment by such Holder of any consideration, Shares equal to the value of his previously issued options (500,000) or any portion hereof (as determined below) by the surrender of those options or such portion to the Company, with the Notice of Exercise duly executed by Amir, at the office of any duly appointed transfer agent for the Company or at the principal office of the Company. Thereupon, the Company shall issue to Amir such number of fully paid and nonassessable Shares as is computed using the following formula:

X = Y * (A-B)

A

where

X = the number of Shares to be issued to such Holder pursuant to this paragraph 4

Y = the number of Shares elected to be surrendered (not to exceed the maximum number of Shares issuable) at the time the net issue election is made pursuant to this paragraph 4

A = the Fair Market Value of one Share

B = the Exercise Price of $0.21 per share.

As used herein, “Fair Market Value” per Share as of any date shall mean (i) the average of the closing price for the twenty trading days immediately prior to the date of execution (the “Average Trading Price”), or (ii) if there is no Trading Price, the fair market value of a Share determined in good faith by the Company’s Board of Directors.

5.         Mutual Release.

(a)          Amir, on behalf of his heirs, successors, assigns, grantees, transferees, agents, representatives and/or any other party entitle to take under or through the Amir, individually and jointly, hereby release and forever discharge individually and jointly, Daleco, and each of its agents, employees, representatives, officers, directors, successors and assigns, of and from all, and all manner of, actions, causes of action, suits, debts, dues, charges, damages, accounts, covenants, liabilities, contracts, agreements, judgments, claims and demands whatsoever, whether at law or in equity, whether matured, unmatured or contingent, whether foreseen or unforeseen, which against Daleco, or any of them, Amir ever had, now or hereafter can, shall or may have by reason of any cause, matter or thing whatsoever, from the beginning of the world to the date hereof (“Settlement Date”) saving and excepting only those rights arising out of this Agreement; provided, however, that should the Agreement be breached in any respect by Amir, except as set forth in Paragraph 5 below nothing in this Agreement shall prevent Daleco, or any of them, from raising any claim, demand, damage, loss, cost, liability, interest, expense (including reasonable attorneys’ fees) in any cause of action, proceeding, claim or other action for monetary damages against Daleco, or any of them, by reason of such breach.

(b)          Each of Daleco, individually and jointly, on behalf of its officers, directors, shareholders and affiliates, hereby release and forever discharge Amir, his heirs, successors, assigns, grantees, transferees, agents, representatives and/or any other party entitle to take under or through the Amir, of and from all, and all manner of, actions, causes of action, suits, debts, dues, charges, damages, accounts, covenants, liabilities, contracts, agreements, judgments, claims and demands whatsoever, whether at law or in equity, whether matured, unmatured or contingent, whether foreseen or unforeseen, which against Amir, Daleco, or any of them, ever had, now or hereafter can, shall or may have by reason of any cause, matter or thing whatsoever, from the beginning of the world to the Settlement Date, saving and excepting only those rights arising out of this Agreement; provided, however, that should the Agreement be breached in any respect by Daleco, or any of them, except as set forth in Paragraph 5(b) below nothing in this Agreement shall prevent Amir from raising any claim, demand, damage, loss, cost, liability, interest, expense (including reasonable attorneys’ fees) in any cause of action, proceeding, claim or other action for monetary damages against Daleco, or any of them, whichever party shall have breached the Agreement, it being understood that the obligations of each such party are individual and not joint or joint and several.

(c)          Notwithstanding anything in Paragraphs 4(a) and (b) above to the contrary, nothing herein shall prevent either party from enforcing the provisions of this Agreement.

6.         Covenants. Each of Daleco and Amir expressly acknowledges and further covenant and agree as follows:

(a)          That each Party has received independent legal advice from its legal counsel regarding the advisability and legal efficacy of entering into this Agreement; and

(b)          That prior to the execution of this Agreement, each Party’s counsel has reviewed this Agreement and negotiated its contents at length; and

(c)          That in entering into this Agreement, each Party is not relying upon any information, data, prediction, opinion, statement or promise furnished or made by or on behalf of any other Party, except as it may be expressly and specifically set forth in this Agreement; and

(d)          That each Party has carefully reviewed this Agreement and is entering into this Agreement freely, and not under any compulsion or duress; and

(e)          That each Party expressly and especially agrees that this Paragraph 5 shall be binding and enforceable according to its terms and that each party waives any claim or contention, now or in the future, that this Paragraph 5 is or should be void, voidable, unenforceable and not binding upon it for any reason whatsoever and further expressly and especially waives any such contention which would or could be based, upon any judicial decisions which deny enforceability of any such provisions.

7.         Confidentiality.

(a)          Each Party hereto agrees on behalf of itself as well as its officers, directors, employees, agents and representatives that it shall not divulge, publish or otherwise disclose, unless ordered to do so by a court of competent jurisdiction or required by the rules and regulations of any governing body overseeing the business of a Party, such as the Securities and Exchange Commission, the existence and/or contents of this Agreement. Amir understands and acknowledges that Daleco is a reporting company under the Securities and Exchange Act of 1934, as amended (“34 Act”), and as such is required to report the existence of certain agreements or settlements of matters in its required filings under the ’34 Act from time to time.

(b)          The Parties hereto agree and acknowledge that the determination of damages as allowed under Paragraphs 4(a) and (b) above would be extremely difficult, and thus therefore agree that in lieu of any consequential damages as allowed under Paragraphs 4(a) and (b) above, any party who publishes or allows to be published the existence or contents of this Agreement, in either in its entirety or any part thereof, shall pay to the other, as liquidated damages, the amount of Twenty Five Thousand Dollars ($25,000).

(c)          For the purposes of this Agreement, the term “publish” or any derivative thereof, shall mean any unauthorized disclosure; whether oral or written, of the content of this Agreement or its existence; to a party not a signatory hereto.

(d)          For the purpose of this Agreement, an “unauthorized disclosure” of this Agreement, shall mean the publication of the existence or content of this Agreement to a party not a signatory hereto; provided, however, that the disclosure of the existence and content of this Agreement to a party’s attorneys, accountants and reflected in the party's financial statements as required by generally accepted accounting principles in the ordinary course shall not be deemed an unauthorized publication.

(e)          Should either Party receive a request for publication of this Agreement other than Daleco’s compliance in the ordinary course with its ’34 Act reporting, which consent is hereby given, either through an order of a court of competent jurisdiction or in the form of a discovery request, the party receiving such request shall:

(i)          immediately notify the non-receiving Party of the request; and

(ii)         take such action, as reasonably necessary and as agreed upon by the Parties hereto, to protect the confidentiality of this Agreement.

8.         Miscellaneous.

(a)          Notice. Any and all notices required to be given hereunder shall be effective upon receipt and may be:

(i)          sent by facsimile transmission with delivery of the written copy of the notice to the addressee by close of business the business day immediately following the day of the facsimile notice;

(ii)         by hand delivery; or

(iii)        by certified mail, return receipt requested or overnight courier.

The addresses of the Parties for notice are:

If to Amir:	Dov Amir
125 S. Rexford Drive, PH #1
Beverly Hills, CA 90212

If to Daleco:	Daleco Resources Corporation, Inc.
17 Wilmont Mews, 5th floor
West Chester, Pa 19382
(FAX NO: 610-429-0818)
ATTN: Michael D. Parrish

(b)          Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of law provisions.

(c)          Entirety of Agreement. This Agreement constitutes the entirety of the agreement between the Parties hereto, superceding any and all prior agreements whether oral or in writing.

(d)          Invalidity. Should any provision of this Agreement be deemed by a court of competent jurisdiction to be void or contrary to public policy, this Agreement shall remain in full force and effect excluding the offending provision but giving effect, as needed and the extent permitted, to the excluded provision in a manner that would not be contrary to public policy or the order of the court.

(e)          Neither Party Drafter. The Parties hereto acknowledge that this Agreement is the product of negotiation. That each has been represented by counsel and that neither Party shall be deemed the drafter hereof.

(f)          Headings. The heading and paragraph numbering hereof are for convenience and reference only and shall not be deemed to alter or affect any provision hereof.

(g)          Costs. Each Party agrees to bear its own legal, accounting and other fees incurred in the negotiation of this Agreement and resolution of the Complaint. Nothing in this Paragraph 7 shall be deemed to alter or amend the provisions of Paragraphs 6(a) and (b) regarding a claim for breach of this Agreement.

WITNESS OUR HANDS AND SEALS as of the Effective Date

Dov Amir

/s/ DOV AMIR

Daleco Resources Corporation, Inc.

/s/ MICHAEL D. PARRISH
By: Michael D. Parrish
Its: Chief Executive Officer

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